NEWS RELEASE

FOR IMMEDIATE RELEASE
HOUSTON and LONDON, July 31, 2026

LyondellBasell reports second quarter 2026 earnings

•Net income: $0.6 billion, $1.4 billion excluding identified items1
•Diluted earnings per share: $1.71 per share; $4.30 per share excluding identified items
•EBITDA: $1.3 billion, $2.1 billion excluding identified items
•Strengthened the portfolio through the divestiture of select European assets, structurally improving the cost position and aligning the company's European footprint to its strategy
•Continued to deliver meaningful fixed-cost reductions and lower capital expenditures through the Cash Improvement Plan
•Capitalized on improved market conditions through disciplined commercial execution
LyondellBasell Industries (NYSE: LYB) (the "company") today announced results for the second quarter 2026. Comparisons with the prior quarter and second quarter 2025 are available in the following table:
Table 1 - Earnings Summary

Millions of U.S. dollars (except share data)	Three Months Ended			Six Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Sales and other operating revenues	$9,177	$7,197	$7,658	$16,374	$15,335
Net income	559	125	115	684	292
Diluted earnings per share	1.71	0.38	0.34	2.10	0.88
Weighted average diluted share count	323	323	322	323	323
EBITDA[1]	1,252	568	606	1,820	1,261
Excluding Identified Items1

Net income excluding identified items	$1,401	$163	$202	$1,564	$312
Diluted earnings per share excluding identified items	4.30	0.49	0.62	4.80	0.95
Loss on sale of business, pre-tax	734	—	—	734	—
Asset write-downs, pre-tax	74	15	32	89	32
Cash Improvement Plan costs, pre-tax	31	—	20	31	20
Site closure costs, pre-tax	30	4	—	34	117
European transaction costs, net of transition service agreement income, pre-tax	(11)	10	10	(1)	10
(Income) loss from discontinued operations, pre-tax	17	18	47	35	(149)
EBITDA excluding identified items	2,127	615	715	2,742	1,291
(1) See “Information Related to Financial Measures” for a discussion of the company’s use of non-GAAP financial measures and Tables 2-4 for reconciliations or calculations of these financial measures. “Identified items” include adjustments for lower of cost or market ("LCM"), gain or loss on sale of business, asset write-downs in excess of $10 million in aggregate for the period, Cash Improvement Plan costs, site closure costs, European transaction costs, net of transition service agreement income, and discontinued operations.

“In a dynamic macroeconomic environment, we delivered exceptional results through deliberate commercial actions, the strength of our advantaged portfolio and improved market conditions supporting margin expansion,” said Peter Vanacker, LyondellBasell Chief Executive Officer. “We responded quickly to the global supply disruption by increasing operating rates to serve our customers, demonstrating the flexibility and resilience of our global asset base and supply chain. We also took decisive actions with the divestment of select European assets and continued progress on our Cash Improvement Plan. These actions are repositioning LYB with a structurally lower cost base providing improved margins and enhanced cash generation. We continue to prioritize safety, reliability, cost discipline and capital allocation to deliver sustainable value for our shareholders.”

SECOND QUARTER 2026 RESULTS
The company reported net income for the second quarter 2026 of $559 million, or $1.71 per diluted share. During the quarter, the company recognized $842 million of identified items, net of tax. These items, which impacted second quarter earnings by $2.59 per diluted share, included the loss on sale from the divestiture of select European assets and a write down related to an Olefins & Polyolefins (O&P) – Americas joint venture. Second quarter 2026 EBITDA was $1.3 billion, or $2.1 billion excluding identified items.

In the second quarter, geopolitical instability resulted in dynamic and supply-constrained market conditions across all business segments. In the O&P – Americas segment, results substantially improved relative to the prior quarter on expanding polymer margins and favorable co-product pricing due to tighter global market supply. The company operated its advantaged North American assets at approximately 90% utilization capitalizing on favorable market conditions. O&P – Europe, Asia and International also benefited from improved polymer spreads driven by supply chain disruptions and stronger joint venture contributions.

Intermediates and Derivatives delivered higher earnings driven by improving oxyfuels, methanol and PO derivatives margins partially offset by the Bayport PO/TBA unplanned outage during the quarter. Bayport was successfully restarted in June, exiting the quarter at full operating rates and positioning the business for improved volume performance in the second half of the year.

LYB generated $752 million in cash from operating activities during the second quarter. Working capital was a use of cash during the quarter given higher prices and increased operating rates to capture favorable market opportunities caused by global supply disruptions. The second quarter included a $310 million cash contribution in connection with the completion of the European asset divestiture, as expected. Capital allocation was balanced between capital expenditures of $270 million and $224 million of shareholder returns through dividends. At the end of the quarter, LYB held $2.6 billion in cash and cash equivalents and $7.1 billion in available liquidity.

STRATEGY HIGHLIGHTS
LYB reached an important milestone in its portfolio transformation with the completion of the divestiture of four European assets during the second quarter. This demonstrates the company's continued progress to Grow and Upgrade the Core as part of its three-pillar strategy. The company is now better positioned with increased resilience and greater flexibility to navigate the cycle and capture market upside by increasing the proportion of its assets connected to advantaged feedstocks.

LYB remains focused on strengthening its balance sheet through disciplined and balanced capital allocation and strong cash generation. The company is on target to deliver $500 million incremental cash through its Cash Improvement Plan by the end of 2026, driven primarily by fixed-cost reductions and lower capital expenditures.

OUTLOOK
As shown in recent weeks, conditions in the Middle East remain fluid, and we expect this to continue to be a source of volatility for energy and petrochemical value chains. The pace, timing and magnitude at which conflict-impacted supply will return to the market remains uncertain with the recovery period likely extending into 2027. While we do not anticipate material demand deterioration in our key end markets, uncertainty on the near-term price outlook could temporarily impact normal buying patterns.

The restart of Bayport PO/TBA should provide volume uplift in the Intermediates & Derivatives segment, while planned downtime at the Clinton facility will impact polyolefins volumes in the second half of the year. To align with global demand and the company's planned maintenance, LYB expects third quarter operating rates of 85% for North American O&P assets, 70% for European O&P assets and 85% for Intermediates & Derivatives assets.

LYB remains focused on commercial and operational agility in this dynamic market while continuing to execute the Cash Improvement Plan. The company's capital allocation priorities remain unchanged: safely operate and maintain assets, strengthen the balance sheet though disciplined deleveraging including the scheduled note maturity repayment in September, maintain an attractive dividend and invest selectively in opportunities that enhance long-term shareholder value.

CONFERENCE CALL
LYB will host a conference call July 31 at 11 a.m. ET. Participants on the call will include Chief Executive Officer Peter Vanacker, Executive Vice President and Chief Financial Officer Agustin Izquierdo, Executive Vice President of Global Olefins and Polyolefins Kim Foley, Executive Vice President of Intermediates and Derivatives Aaron Ledet, Executive Vice President of Advanced Polymer Solutions Torkel Rhenman and Head of Investor Relations David Dennison. For event access, the toll-free dial-in number is 1-877-407-8029, international dial-in number is 201-689-8029 or click the CallMe link. The slides and webcast that accompany the call will be available at investors.lyondellbasell.com/earnings. A replay of the call will be available from 1:00 p.m. ET July 31 until August 31, 2026. The replay toll-free dial-in numbers are 1-877-407-8029 and 201-689-8029. The access ID for each is 13746218.

ABOUT LYONDELLBASELL
We are LyondellBasell (NYSE: LYB) – a leader in the global chemical industry creating solutions for everyday sustainable living. Through advanced technology and focused investments, we are enabling a circular and low carbon economy. Across all we do, we aim to unlock value for our customers, investors and society. As one of the world's largest producers of polymers and a leader in polyolefin technologies, we develop, manufacture and market high-quality and innovative products for applications ranging from sustainable transportation and food safety to clean water and quality healthcare. For more information, please visit www.LyondellBasell.com or follow @LyondellBasell on LinkedIn.

FORWARD-LOOKING STATEMENTS
The statements in this release relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon assumptions of management of LyondellBasell which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. When used in this release, the words “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Actual results could differ materially based on factors including, but not limited to, market conditions, including the prolonged industry downturn, the business cyclicality of the chemical and polymers industries; the availability, cost and price volatility of raw materials and utilities, particularly the cost of oil, natural gas, and associated natural gas liquids; our ability to successfully implement initiatives identified pursuant to our Value Enhancement Program and generate anticipated earnings; competitive product and pricing pressures; labor conditions; our ability to attract and retain key personnel; operating interruptions (including leaks, explosions, fires, weather-related incidents, mechanical failure, unscheduled downtime, supplier disruptions, labor shortages, strikes, work stoppages or other labor difficulties, transportation interruptions, spills and releases and other environmental risks); the supply/demand balances for our and our joint ventures’ products; industry production capacities, operating rates, and the pace of global capacity rationalizations; the impacts and scope of the global supply disruption resulting from the conflict in Ukraine and the Middle East; our ability to manage costs; future financial and operating results; our ability to complete capital projects on time and on budget and successfully operate the asset; our ability to align our assets and grow and upgrade our core; our ability to reduce our fixed costs and increase cash flow; legal and environmental proceedings; tax rulings and related consequences or proceedings; the impacts of tariffs and trade disruptions; technological developments, and our ability to develop new products and process technologies; our ability to meet our sustainability goals, including the ability to operate safely, increase production of recycled and renewable-based polymers to meet our targets and forecasts, and reduce our emissions and achieve net zero emissions by the time set in our goals; our ability to procure energy from renewable sources; our ability to build a profitable Circular & Low Carbon Solutions business; our ability to improve the business performance of our Advanced Polymers Solutions segment and its ability to secure new customers; potential governmental regulatory actions; political unrest and terrorist acts; risks and uncertainties posed by international operations, including foreign currency fluctuations; our ability to maintain our investment-grade credit rating and execute our capital allocation strategy, including our ability to pay dividends; and our ability to comply with debt covenants and to repay our debt. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2025, which can be found at www.LyondellBasell.com on the Investors page and on the Securities and Exchange Commission’s website at www.sec.gov. There is no assurance that any of the actions, events or results of the forward-looking statements will occur, or if any of them do, what impact they will have on our results of operations or financial condition. Forward-looking statements speak only as of the date they were made and are based on the estimates and opinions of management of LyondellBasell at the time the statements are made. LyondellBasell does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change, except as required by law.

INFORMATION RELATED TO FINANCIAL MEASURES
This release makes reference to certain non-GAAP financial measures as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended.

We report our financial results in accordance with U.S. generally accepted accounting principles ("GAAP"), but believe that certain non-GAAP financial measures, such as EBITDA, and EBITDA, net income and diluted EPS exclusive of identified items provide useful supplemental information to investors regarding the underlying business trends and performance of the company's ongoing operations and are useful for period-over-period comparisons of such operations. Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.

We calculate EBITDA as net income (loss) plus interest expense, net, provision for (benefit from) income taxes, and depreciation and amortization. EBITDA should not be considered an alternative to profit or operating profit for any period as an indicator of our performance, or as an alternative to operating cash flows as a measure of our liquidity. We also present EBITDA, net income and diluted EPS exclusive of identified items. Identified items include adjustments for lower of cost or market (“LCM”), gain or loss on sale of business, asset write-downs in excess of $10 million in aggregate for the period, Cash Improvement Plan costs, site closure costs, European transaction costs, net of transition service agreement income, and discontinued operations. Asset write-downs include impairments of goodwill and impairments of long-lived assets. Our inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out (“LIFO”) inventory valuation methodology, which means that the most recently incurred costs are charged to cost of sales and inventories are valued at the earliest acquisition costs. Fluctuation in the prices of crude oil, natural gas and correlated products from period to period may result in the recognition of charges to adjust the value of inventory to the lower of cost or market in periods of falling prices and the reversal of those charges in subsequent interim periods, within the same fiscal year as the charge, as market prices recover. A gain or loss on sale of a business is calculated as the consideration received from the sale less its carrying value. We evaluate property, plant and equipment and definite-lived intangible assets whenever impairment indicators are present. If it is determined that an asset or asset group’s undiscounted future cash flows will not be sufficient to recover the carrying amount, an impairment charge is recognized to write the asset down to its estimated fair value. Goodwill is tested for impairment annually in the fourth quarter or whenever events or changes in circumstances indicate that the fair value of a reporting unit with goodwill is below its carrying amount. If it is determined that the carrying value of the reporting unit including goodwill exceeds its fair value, an impairment charge is recognized. We assess our equity investments for impairment whenever events or changes in circumstances indicate that the carrying amount of the investment may not be recoverable. If the decline in value is considered to be other than temporary the investment is written down to its estimated fair value. Valuation allowances are provided against deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In June 2025, we announced the divestiture of select olefins and polyolefins assets and the associated businesses in Europe, in May 2026 we completed the divestiture. In connection with the divestiture we recognized selling expenses, separation costs and employee-related charges (collectively referred to as "European transaction costs"), income from the transition service agreement and loss on sale of business. In April 2025, the company announced the Cash Improvement Plan, focused on strengthening financial performance, which resulted in employee-related charges across all segments. In March 2025, we announced the permanent closure of our Dutch PO joint venture asset, resulting in the recognition of shutdown-related charges in our Intermediates & Derivatives ("I&D") segment. Additionally, we recognized shutdown and employee-related charges related to sites in our Advanced Polymer Solutions ("APS") and Olefins & Polyolefins – Europe, Asia, International ("O&P-EAI") segments. In February 2025, we ceased business operations at our Houston refinery. Accordingly, our refining business, previously disclosed as the Refining segment, is reported as a discontinued operation.

These non-GAAP financial measures as presented herein, may not be comparable to similarly titled measures reported by other companies due to differences in the way the measures are calculated. In addition, we include calculations for certain other financial measures to facilitate understanding. This release contains time sensitive information that is accurate only as of the time hereof. Information contained in this release is unaudited and subject to change.

LyondellBasell undertakes no obligation to update the information presented herein except to the extent required by law.

Additional operating and financial information may be found on our website at investors.lyondellbasell.com.

###

Source: LyondellBasell Industries

Investor Contact: David Dennison +1 713-309-4987
Media Contact: Barrie Lee +1 713-309-4791

Table 2 - Reconciliations of Net Income to Net Income Excluding Identified Items and to EBITDA Including and Excluding Identified Items
	Three Months Ended			Six Months Ended
Millions of U.S. dollars	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Net income	$559	$125	$115	$684	$292
Identified items
add: Loss on sale of business, pre-tax(a)	734	—	—	734	—
add: Asset write-downs, pre-tax(b)	74	15	32	89	32
add: Cash Improvement Plan costs, pre-tax(c)	31	—	20	31	20
add: Site closure costs, pre-tax(d)	30	4	—	34	117
add: European transaction costs, net of transition service agreement income, pre-tax(e)	(11)	10	10	(1)	10
less: (Income) loss from discontinued operations, pre-tax	17	18	47	35	(149)
less: Benefit from income taxes related to identified items	(33)	(9)	(22)	(42)	(10)
Net income excluding identified items	$1,401	$163	$202	$1,564	$312

Net income	$559	$125	$115	$684	$292
Provision for (benefit from) income taxes	232	(6)	62	226	140
Depreciation and amortization	347	342	332	689	655
Interest expense, net	114	107	97	221	174
EBITDA	1,252	568	606	1,820	1,261
Identified items
add: Loss on sale of business(a)	734	—	—	734	—
add: Asset write-downs(b)	74	15	32	89	32
add: Cash Improvement Plan costs(c)	31	—	20	31	20
add: Site closure costs(d)	30	4	—	34	117
add: European transaction costs, net of transition service agreement income(e)	(11)	10	10	(1)	10
less: EBITDA from discontinued operations	17	18	47	35	(149)
EBITDA excluding identified items	$2,127	$615	$715	$2,742	$1,291

(a) In May 2026, we disposed of select European O&P assets and the associated businesses, resulting in the recognition of a loss in our O&P-EAI segment.
(b) Includes asset write-downs in excess of $10 million in aggregate for the period. For the six months ended June 30, 2026, we recognized non-cash asset write-downs of $89 million, including a $74 million impairment charge recognized in the second quarter related to a plastic waste sorting facility in Houston, Texas, within our Olefins & Polyolefins – Americas segment and $15 million related to property, plant and equipment ("PP&E") in the O&P-EAI segment. For the six months ended June 30, 2025, we recognized non-cash impairments charges of $32 million, related to PP&E associated with the European assets classified as held for sale within our O&P EAI segment.
(c) In April 2025, the company announced the Cash Improvement Plan, focused on strengthening financial performance, which resulted in employee-related charges across all segments.
(d) For the six months ended June 30, 2026, we recognized site closure costs of $34 million, including $31 million of employee-related charges associated with the planned closure of our polypropylene asset in Brindisi, Italy, within our O&P-EAI segment. In March 2025, we announced the permanent closure of our Dutch PO joint venture asset, which resulted in shutdown-related charges of $117 million for the six months ended June 30, 2025, within our I&D segment.
(e) In June 2025, we announced plans to sell select European olefins and polyolefins assets and the associated businesses, resulting in selling expenses, separation costs and employee-related charges in our O&P-EAI segment. Transition service agreement income was $8 million, for the three and six months ended June 30, 2026.

Table 3 - Reconciliation of Diluted EPS to Diluted EPS Excluding Identified Items
	Three Months Ended			Six Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Diluted earnings per share	$1.71	$0.38	$0.34	$2.10	$0.88
Identified items
add: Loss on sale of business	2.27	—	—	2.27	—
add: Asset write-downs(a)	0.18	0.03	0.07	0.21	0.07
add: Cash Improvement Plan costs	0.07	—	0.05	0.07	0.05
add: Site closure costs	0.06	0.01	—	0.07	0.27
add: European transaction costs, net of transition service agreement income	(0.03)	0.03	0.03	—	0.03
less: (Income) loss from discontinued operations	0.04	0.04	0.13	0.08	(0.35)
Diluted earnings per share excluding identified items	$4.30	$0.49	$0.62	$4.80	$0.95

(a) Includes asset write-downs in excess of $10 million in aggregate for the period.

Table 4 - Calculation of Cash and Liquid Investments and Total Liquidity
Millions of U.S. dollars	June 30, 2026
Cash and cash equivalents	$2,630
Restricted cash	10
Short-term investments	—
Cash and liquid investments	2,640
add:
Availability under Senior Revolving Credit Facility	3,750
Availability under U.S. Receivables Facility	700
Total liquidity	$7,090